Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

G8WAVE HOLDINGS, INC.

g8wave Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.      The name of the corporation (the “Corporation”) is “g8wave Holdings, Inc.”

2.      The Article designated “First” of the Corporation’s Certificate of Incorporation, as amended, is hereby amended in its entirety to read as follows:

“FIRST: The name of the corporation is “China Gateway Corporation”.

3.      The amendment of the Certificate of Incorporation, as amended, herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 12th day of June, 2008.

/s/Martin Key
Martin Key
Chief Executive Officer